Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 and Form S-8 (No. 333-101840) of our report dated August 9, 2004 relating to the financial statements of Valley National Gases Incorporated, which appears in the Current Report on Form 8-K of Valley National Gases Incorporated dated May 12, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 12, 2005